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                                                                    EXHIBIT 21.1

                  Subsidiaries of Global Election Systems Inc.


Global Election Systems, Inc. - Delaware
Spectrum Print & Mail Services, Ltd. - Delaware
Global Systems Caribbean, Inc. - Puerto Rico